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                                                                    EXHIBIT 6(b)



                       AMENDMENT TO DISTRIBUTION AGREEMENT

         AMENDMENT TO DISTRIBUTION AGREEMENT dated as of this 17th day of November, 1997, by and between Pacific Global Fund, Inc., a Maryland Corporation doing business as Pacific Advisors Fund Inc. (the "Corporation"), and Pacific Global Fund Distributors, Inc., a California Corporation (the "Distributor").

                                   WITNESSETH:

         WHEREAS, the Corporation and the Distributor have entered into a Distribution Agreement dated as of October 16, 1992, (the "Distribution Agreement"), under which the Corporation has engaged the services of the Distributor as distributor of the Shares of the Funds; and

         WHEREAS, the Corporation has authorized the establishment of two classes of its Shares, Class A and Class C Shares; and

         WHEREAS, a majority of the Board of Directors of the Corporation, including a majority of the Directors who are not interested persons of the Corporation, have adopted a Multi-Class Plan pursuant to Rule 18f-3 under the 1940 Act, setting forth the respective rights and obligations of each Class of the Shares;

         NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein and in the Distribution Agreement, the parties hereto, intended to be legally bound, hereby agree to amend the Distribution Agreement as follows:

         1. The first sentence of Paragraph (a) of the Distribution Agreement is hereby amended to read as follows:

                  (a) The Corporation hereby appoints the Distributor as principal underwriter and distributor of the Corporation to sell each Class of Shares of the Funds in jurisdictions wherein the Shares may be legally offered for sale.

         2. Paragraph 2 of the Distribution Agreement is amended to read as follows:

                  2. Offering Price of Shares. All Shares of each Fund sold under this Agreement shall be sold at the public offering price per Share in effect at the time of the sale as described in the then current Prospectus and Statement of Additional Information. The public offering price for the Corporation's Class A Shares shall be the net asset value per Share, plus a sales charge of not more than 5.75% of such public offering price. The public offering price for the Fund's Class C Shares shall be the net asset value per Share. The excess, if any, of the public offering price over the net asset value of the Class A Shares sold by the Distributor as agent shall be retained by the Distributor as commission for its services hereunder. As additional compensation hereunder, the

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         Distributor shall be entitled to receive any contingent deferred sales charge ("CDSC") paid upon the redemption of either Class of Shares, calculated at the rates and subject to the conditions set forth in the then current Prospectus and Statement of Additional Information. Out of such commission and compensation, the Distributor may allow commissions or concessions to brokers or dealers, and, in its discretion, to others, in such amounts as the Distributor shall determine from time to time. Except as may be otherwise determined by the Distributor from time to time, such commissions or concessions shall be uniform to all brokers and dealers. At no time shall a Fund receive less than the full net asset value of the Shares, determined in the manner set forth in the then current Prospectus and/or Statement of Additional Information.

         3. The Distribution Agreement is amended by the insertion of paragraph 3A as follows:

                  3A. MULTI-CLASS PLAN. The Distributor hereby agrees that, prior to any vote on the Multi-Class Plan, the Distributor will provide to the Corporation's Board of Directors such information requested by the Board as may be reasonably necessary to their evaluation of the Multi-Class Plan.

         4. This Amendment shall not change any other term or provision of the Distribution Agreement and such other terms and provisions shall remain in full force and effect.

         5. Except as otherwise stated herein, capitalized terms used herein shall have the meaning set forth in the Distribution Agreement.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be herewith affirmed, as of the day and year first above written.

ATTEST:                                     PACIFIC GLOBAL FUND INC.
                                            d/b/a PACIFIC ADVISORS FUND INC.

/s/ ARACELI OLEA                            /s/ GEORGE A. HENNING
---------------------                       ---------------------------------




ATTEST:                                     PACIFIC GLOBAL FUND INC.
                                            DISTRIBUTORS, INC.

/s/ ARACELI OLEA                            /s/ GEORGE A. HENNING
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